EXHIBIT 10.2.1(e)
FOURTH AMENDMENT
TO THE
BELO SAVINGS PLAN
(As Amended and Restated Effective August 1, 2004)
     Belo Corp., a Delaware corporation, pursuant to authorization by the Compensation Committee of the Board of Directors, adopts the following amendments to the Belo Savings Plan (the “Plan”).
     1. The third paragraph of Section 1.20 of the Plan (“One Year Break in Service”) is amended in its entirety to read as follows:
     Notwithstanding the foregoing, for computation periods ending before January 1, 2007, if an Employee is classified as a part-time Employee in accordance with standard personnel practices of his Participating Employer and is subject to the 1,000 Hour of Service requirement of Section 1.35, the term ‘One Year Break in Service’ means a 12 consecutive month computation period (determined under Section 1.35) in which the Employee fails to complete more than 500 Hours of Service. Effective for computation periods ending on or after January 1, 2007, all Employees (including part-time Employees who were absent from service on December 31, 2006) will be subject to the One Year Break in Service provisions of the preceding paragraphs of this Section 1.20.
     2. The second paragraph of Section 1.35 of the Plan (“Year of Service”) is amended in its entirety to read as follows:
     Notwithstanding the foregoing, for computation periods ending before January 1, 2007, if an Employee is classified as a part-time or irregularly scheduled Employee in accordance with standard personnel practices of his Participating Employer, the term ‘Year of Service’ means, solely for purposes of satisfying the eligibility requirements of Section 2.1, the completion of 1,000 Hours of Service during the 12 consecutive months beginning on the date the Employee first performs an Hour of Service, or during the 12 consecutive months beginning on any anniversary of such date. Effective January 1, 2007, the service of an Employee who was subject to the 1,000 Hour of Service requirement of this Section for the computation period that includes January 1, 2007 (but not for any prior computation period) will be determined under the elapsed time method, or if more favorable to the Employee, on the basis of his Hours of Service completed as of December 31, 2006.
     3. Section 1.35 of the Plan is further amended by deleting the third paragraph thereof.

     4. Section 2.3 of the Plan is amended in its entirety to read as follows:
     2.3 Reemployment Provisions. If an Employee terminates employment before satisfying the eligibility requirements set forth in Section 2.1(b) with respect to Participating Employer matching contributions and profit sharing contributions, has no balance credited to his Deferral Contribution Account and is reemployed by a Controlled Group Member before incurring a number of consecutive One Year Breaks in Service at least equal to the greater of five or his aggregate Years of Service, he will become a Participant with respect to such matching and profit sharing contributions on the later of the date initially determined under Section 2.1(b) or the date he is credited with one or more Hours of Service by a Participating Employer after reemployment; but if he is reemployed by a Controlled Group Member after incurring a number of consecutive One Year Breaks in Service at least equal to the greater of five or his aggregate Years of Service, he will be treated as a new Employee for purposes of Section 2.1(b) and his Hours of Service completed before his reemployment will be disregarded in determining when he will become a Participant with respect to such contributions.
     5. Section 6.3(b) of the Plan is amended in its entirety to read as follows:
     (b) Deemed Financial Need. For purposes of this Section, a distribution is made on account of an immediate and heavy financial need of the Participant only if the distribution is for (i) the payment of expenses for (or necessary to obtain) medical care that would be deductible under Code section 213(d) (determined without regard to whether the expenses exceed 7.5% of adjusted gross income); (ii) costs directly related to the purchase of a principal residence for the Participant (excluding mortgage payments); (iii) the payment of tuition, related educational fees and room and board expenses for the next 12 months of post-secondary education for the Participant, his spouse, children or dependents (as defined in Code section 152 and, for taxable years beginning on or after January 1, 2005, without regard to Code sections 152(b)(1), 152(b)(2) or 152(d)(1)(B)); (iv) payments necessary to prevent the eviction of the Participant from his principal residence or foreclosure on the mortgage of the Participant’s principal residence; (v) the payment of burial or funeral expenses of the Participant’s deceased parent, spouse, children or dependents (as defined in Code section 152 and, for taxable years beginning on or after January 1, 2005, without regard to Code section 152(d)(1)(B)); (vi) expenses for the repair of damage to the Participant’s principal residence that would qualify for the casualty deduction under Code section 165 (determined without regard to whether the loss exceeds 10% of adjusted gross income).
     6. Clause (ii) of Section 6.3(c) of the Plan (“Reasonable Reliance Test”) is amended in its entirety to read as follows:
(ii) the Participant represents in writing, on forms provided by the Committee, that the need cannot be relieved in whole or in part through reimbursement or compensation by insurance or otherwise, by reasonable liquidation of the Participant’s assets, to the extent such liquidation would not itself cause an immediate and heavy financial need, by cessation of Deferral Contributions under the Plan, or by distributions other than hardship distributions or nontaxable (at the time of the loan) loans from the Plan and any other plans maintained by any Controlled Group Member or any other entity by which the Participant is employed, or relieved in whole by borrowing from commercial sources on reasonable commercial terms;
     7. Section 10.8 of the Plan (“Aggregation and Disaggregation Rules”) is amended to add a new subsection (e) thereto to read as follows:
     (e) Testing Procedures. In applying the limitations set forth in Section 10.6 and 10.7, the Committee may, at its option, utilize such testing procedures as may be permitted under Code sections 401(a)(4), 401(k), 401(m) or 410(b), including without limitation (i) aggregation of the Plan with one or more other qualified plans maintained by a Controlled Group Member or disaggregation of the Plan into component plans, (ii) inclusion of qualified matching contributions, qualified nonelective contributions or elective deferrals made to plans of other Controlled Group Members, (iii) exclusion of all Employees (other than Highly Compensated Employees) who have not met the minimum age and service requirements of Code section 410(a)(1)(A), or (iv) any permissible combination thereof.
     8. Section 11.2(a) of the Plan is amended in its entirety to read as follows:
     (a) Distributions Prior to a Severance From Employment. Except for distributions permitted under Article 6 with respect to Participants who attain age 59 1/2 or suffer a hardship, a Participant’s interest in the Plan will not be distributed before the Participant’s severance from employment with all Controlled Group Members, disability or death, unless the Plan is terminated without the establishment or maintenance by the Participating Employers of another defined contribution plan (except as permitted by Code section 401(k) and the Treasury Regulations thereunder).
     9. The amendments described in Items 1, 2 and 3 will be effective as of January 1, 2007, and the remaining amendments will be effective as of January 1, 2006.
     Executed at Dallas, Texas, this 30th day of November, 2006.

BELO CORP.
By	/s/ Marian Spitzberg
Marian Spitzberg
Senior Vice President/Human Resources

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